UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 5, 2007

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Item 1.02               Termination of a Material Definitive Agreement

On July 5, 2007, Depomed, Inc. (the “Company”) entered into a Termination and Assignment Agreement (the “Termination Agreement”) with Esprit Pharma, Inc. (“Esprit”) associated with the agreements between Depomed and Esprit related to Proquin XR, the extended release ciprofloxacin hydrochloride developed by Depomed (the “Product”).  Among other matters, the Termination Agreement provides for:

a)              the termination of the following agreements between Depomed and Esprit:  (i) the Exclusive License and Marketing Agreement, dated as of July 21, 2005, as amended by Amendment No. 1 thereto dated as of July 24, 2006 (the “License Agreement”); (ii) the Supply Agreement, dated as of July 21, 2005, and a related Quality Agreement, dated as of April 6, 2007; and (iii) the Co-Promotion Agreement, dated as of July 24, 2006;

b)             a $17,500,000 payment to Depomed, which was made on July 5, 2007 (the “Effective Date”) and includes (i) $10,000,000 in respect of the license payment that would have been due under the License Agreement on July 21, 2007, (ii) $2,5000,000 in respect of minimum royalties under the License Agreement for the first half of 2007, and (iii) a $5,000,000 termination fee;

c)              a mutual release of any claims arising prior to the Effective Date;

d)             the transfer of the New Drug Application covering the Product to Depomed;

e)              the assignment and transfer to Depomed of all Product-related documentation, including promotional materials;

f)                the processing by Esprit of returns and rebates in respect of Product distributed by Esprit prior to the Effective Date;

g)             continued detailing of the Product by Esprit through the earliest to occur of (i) September 15, 2007, (ii) the occurrence of a change of control of Esprit, or (iii) such earlier date as is requested by Depomed;

h)             a transition plan related to the transition of the Product back to Depomed; and

i)                 mutual representations, warranties, covenants and indemnification obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: July 5, 2007	By:	/s/ MATTHEW M. GOSLING
Matthew M. Gosling Vice President and General Counsel